UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2019

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	RSLS	OTCQB Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2019, ReShape Lifesciences Inc. (the “Company”) announced the appointment of Thomas Stankovich as the Company’s Chief Financial Officer effective immediately. Mr. Stankovich, age 58, has over 25 years of executive leadership experience as the CFO for multiple public and private healthcare companies. Mr. Stankovich has spent the past nine years as the Global Senior Vice President and CFO of MP Biomedicals, a life sciences and molecular biology-diagnostics company. At MP Biomedicals he was responsible for financial planning and reporting, operations and strategy development along with the acquisition and integration of two international companies.  Prior to MP Biomedicals, Mr. Stankovich served as CFO at Response Genetics where he successfully led the company through their initial public offering. Additionally, he served as CFO for Cobalis Corporation and Ribapharm, where he also led the company through their initial public offering, which at the time became the second largest ever IPO in the biotechnology sector. Tom also held CFO positions at ICN International which later changed names to Valeant Pharmaceuticals.

Mr. Stankovich is also the recipient of the Ellis Island Medal of Honor for work completed in Eastern Europe related to U.S. capital markets and financial transformation. This honor is awarded annually to a group of distinguished American citizens who exemplify a life dedicated to community service.

Pursuant to Mr. Stankovich’s offer letter, he will be paid an annual salary of $300,000 with a target bonus of up to 30% of his base salary. Within the first six months of his employment, the Company intends to grant Mr. Stankovich stock options to purchase shares of common stock representing 1.25% of the Company’s outstanding common stock, subject to approval by the Company’s Compensation Committee. In addition, Mr. Stankovich would be entitled to severance equal to six months of his base salary if he is terminated by the Company without cause.

There are no arrangements or understandings between Mr. Stankovich and any other person pursuant to which Mr. Stankovich was appointed as Chief Financial Officer of the Company. Mr. Stankovich does not have a direct or indirect material interest in any currently proposed transaction to which the Company is a party, nor has Mr. Stankovich had a direct or indirect material interest in any such transaction since the beginning of the Company’s fiscal year.

Item 8.01                                           Other Events.

The Company has settled its previously disclosed outstanding litigation with Fulfillium, Inc., pursuant to which Fulfillium had alleged various trade secret misappropriation and patent infringement claims against the Company and one of its subsidiaries. In connection with the settlement, Fulfillium agreed to dismiss all claims with prejudice in exchange for $1.5 million in cash, $500,000 of which was paid following the settlement and the remaining $1.0 million of which will be payable in four quarterly installments beginning in January 2020.

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press Release Announcing Mr. Stankovich’s Appointment, dated October 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Barton P. Bandy
Barton P. Bandy
President and Chief Executive Officer

Date: October 30, 2019